Exhibit 10.27
SEVERANCE AGREEMENT
     This Severance Agreement (“Agreement”), effective as of this 30th day of July, 2004, is entered into by and between Corporate Executive Board (“Company”) and Glenn Tobin (“Executive”).
     WHEREAS, Executive will be employed by Company in a key senior executive position; and
     WHEREAS, on this same date, Employer is entering into an Employer Protection Agreement (the “Protection Agreement”) with Company which contains, among other things, covenants against competition and solicitation; and
     WHEREAS, Executive desires to have some income protection in the even Executive’s employment is terminated by Company without Cause as defined in Section 3 below, and Company wishes to provide said protection in accordance with the terms of this Agreement;
     NOW THEREFORE, in exchange for the promises contained herein, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:
     1. Limitations of Agreement: Nothing in this Agreement shall constitute a contract for employment or for Company to employ Executive for any specified term. Either Company or Executive may terminate their relationship at any time, for any reason permissible under applicable law, with or without Cause or notice.
     2. Severance Benefits: In the event Company terminates Executive’s employment without Cause as defined in Section 3 below, Executive shall be entitled to severance benefits as follows (“collectively “Severance Benefits”): : one (1) year of continuation of Executive’s base salary at the rate then in effect, payable in installments according to Company’s payroll cycle and a prorated bonus for the calendar year in which said termination occurs pursuant to the terms of the bonus plan, based on the number of days Executive was employed by Company during said year.
     3. Cause: For the purpose of this Agreement, the term “Cause” means the commission of an act of fraud or theft against the Company; conviction for any felony; conviction for any misdemeanor involving moral turpitude which might, in the Company’s opinion, cause embarrassment to the Company; significant violation of any material Company policy; willful or repeated non-performance of material duties which is not cured within thirty (30) days after written notice thereof to the Executive; or violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of the Executive’s work which, if such violation is curable, is not cured within thirty (30) days after notice thereof to the Executive.
     4. Conditions on Receipt of Severance Benefits: Executive’s receipt of any Severance Benefits under this Agreement shall be conditional on Executive: (a) signing and complying with a Separation Agreement and General Release in a form acceptable to Company (the “Separation Agreement”), pursuant to which, among other things, Executive provides Company with a full and unconditional general release of all known or unknown claims against Company and its affiliates, and its and their officers, directors, employees, agents, representatives, attorneys, benefits plans and each of their predecessors, successors and assigns; and (b) Executive’s compliance with the Protection Agreement. In the event Executive breaches the Separation Agreement or the Protections Agreement, Executive shall forfeit any then unpaid Severance Benefits due under this Agreement, and Executive shall be required to repay Company all Severance Benefits Executive received from Company pursuant to this Agreement, within thirty (30) days of the date Company provides Executive with written notice of such breach. Nothing herein shall limit Company’s right to obtain other relief for Executive’s breach of the Separation Agreement or the Protection Agreement.
     5. Successors and Assigns: This Agreement shall be binding upon and shall inure to the benefits of each of the parties and their respective successors and assigns. Company shall assign its rights and obligations hereunder to any person or entity that purchases all or substantially all of the assets of Company. Executive may not assign any of Executive’s rights or obligations under this Agreement without the prior written consent of Company.
     6. Governing Law: This Agreement shall be governed by the laws of the District of Columbia, without reference to the principles of the conflicts of law therein.
     7. Arbitration: All disputes over this Agreement shall be resolved exclusively by final and binding arbitration before a single arbitrator pursuant to the Employment Rules of the American Arbitration Association then in effect. The arbitration shall be held in Washington, D.C. The parties shall be entitled to engage in such pre-hearing discovery as is permitted by the arbitrator. The prevailing party will be awarded its reasonable attorneys’ fees and costs.
     8. Severability: In the event any term of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not effect the validity, legality or enforceability of the remaining terms, and the Court shall modify the severed term to make it valid, legal and enforceable to the maximum extent permitted by law.
     9. Entire Agreement: This Agreement represents the entire agreement of the parties concerning its subject matter, and supersedes all other agreements, discussions or understandings between the parties concerning said subject matter. This Agreement may only be modified by a written instrument signed by both parties.
     10. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be considered an original, and together which shall constitute on and the same instrument.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the dates set forth below.

EXECUTIVE	COMPANY

/s/ Glenn R. Tobin	By:	/s/ James C. Edgemond

Date: 7/30/04	Title: Controller and Corporate Secretary

Date: 7/30/04